Consent of Independent Registered Public Accounting Firm

To the Participants and Administrator of the
AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina:

We consent to the incorporation by reference in the Registration Statement (No. 33-138316) on Form S-8 of Kyocera Corporation and the Registration Statement (No. 333-103611) on Form S-8 of AVX Corporation of our report dated June 25, 2014, relating to the financial statements of the AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina which appears in this Annual Report on Form 11-K of the AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina for the year ended December 31, 2013.

/s/ Elliott Davis, LLC

Greenville, South Carolina June 25, 2014